Exhibit 23.3

Consent of Independent Auditors

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-103911) and related Proxy Statement/ Prospectus of VERITAS Software Corporation for the registration of up to 8,380,799 shares of its Common Stock and to the incorporation by reference therein of our report dated January 21, 2003, with respect to the consolidated financial statements of Precise Software Solutions Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ KOST, FORER AND GABBAY

KOST, FORER AND GABBAY
A Member of Ernst & Young Global

May 1, 2003

Tel-Aviv, Israel